Exhibit 99.3

Dialog Semiconductor to Acquire Adesto: Employee FAQ

February 20, 2020

What was announced?

•	Adesto has signed a definitive agreement with Dialog Semiconductor under which Dialog will acquire all outstanding shares of Adesto. As such, upon the closing of the transaction, Adesto will become part of the Dialog team.
•	Adesto accelerates Dialog’s expansion into the growing IIoT market that enables smart buildings and industrial automation. Dialog already has a large footprint in IoT, and, as it expands further into industrial markets, Adesto’s technologies and team will play a key role.
•	By joining forces with Dialog, Adesto will have a larger global footprint, access to greater resources, expanded sales opportunities, and the ability to provide a broader portfolio of products. Together, we will be a true market leader in delivering differentiated solutions to customers across many segments.

Who is Dialog? Facts about Dialog:

•	Dialog is a fabless semiconductor company primarily focused on the development of highly integrated mixed-signal products, with a large footprint in mobile computing and IoT.
•	The company is publicly traded on the Frankfurt stock exchange (OTCMKTS: DLGNF) in Germany.
•	Dialog is headquartered in Reading, UK and has Sales and Design/Manufacturing centers around the world.
•	The company had revenues of $1.4 billion in 2018.
•	For more: https://www.dialog-semiconductor.com

Why is Dialog the right partner for Adesto?

•	Like Adesto, Dialog is focused on creating technologies that contribute to extending battery life in portable devices, and providing efficient connectivity in IoT applications. Our products are highly complementary, with little overlap.
•	Adesto’s wired connectivity portfolio complements Dialog’s wireless capability for smart building and industrial applications.
•	The integration of Dialog’s wireless and audio technologies with Adesto’s NVM can come together in a complete system solution for wearables and hearables.
•	Dialog is excited about the potential of:
o	The combination of our ASIC team with Dialog’s ASIC team to expand Dialog’s existing custom IC business
o	Our cloud-connected platform capabilities
o	Our memory technology for use in AI
o	Our world class IP library for enabling new products for Industrial metering and security as well as satellite broadband and 5G wireless communications
o	Taking our products through Dialog’s established automotive production flow and channel to new customers

•	While it is headquartered near London, Dialog is our neighbor in Silicon Valley with an office right across the 101 freeway in Santa Clara.
•	Dialog has over 30 locations globally with employees in 15 countries across Europe, Asia and the United States.

What does this mean for Adesto employees?

•	Dialog recognizes that Adesto has an exceptional talent base and is looking forward to building on their own expertise.
•	Long term, the acquisition is expected to provide increased professional opportunities for employees across the combined company.

Are the Dialog and Adesto cultures aligned?

•	Yes. Like Adesto, Dialog operates with a high level of integrity. They have a culture similar to our own, with a focus on technical excellence and innovation.

When will the transaction close?

•	The transaction is expected to close in Q3 of this year, subject to Adesto shareholder and regulatory approvals and other customary closing conditions.

What do next steps look like in the process?

•	Both Dialog and Adesto will continue to operate independently as separate companies until the transaction is completed, with business as usual.

Will Adesto continue to develop current products?

•	Yes, Adesto’s current research and development projects will continue.

What will operations of the combined company look like? How will Adesto be integrated into Dialog?

•	This is being reviewed by Dialog as part of integration planning. Dialog management will inform employees of its plans after the acquisition closes.
•	We will be as open and transparent as we can be during the coming months, and we will provide updates as appropriate.

Will there be changes to employee compensation and benefits?

•	Until the transaction closes, Adesto and Dialog will continue to operate as separate, independent companies, so your compensation and benefits will continue as they are now.
•	Dialog has shared their approach with us, and they will not reduce your base pay.
•	We expect benefits and compensation, including 401K plans, of the combined company to be competitive.
•	More details with respect to future compensation and benefit matters will be determined and communicated to you as they are finalized.

What will happen to my owned shares of Adesto in the transaction?

•	If you own shares of Adesto stock at the time the transaction closes, they will be converted to cash (like any other shareholder).

What will happen to my Adesto Restricted Stock Units (RSUs)? What about Adesto options?

•	For employees with vested Adesto options and vested RSUs, at the time the transaction closes, they will be converted to cash.
o	Each vested RSU will be converted into cash equal to the per share price for the transaction multiplied by the number of Adesto shares underlying such RSU.
o	Each vested option will convert into an amount of cash equal to the difference between the per share price for the transaction and the exercise price per Adesto share subject to the option (the “Spread”).
•	For employees with unvested Adesto options, Dialog will either convert the options to an amount in cash equal to the Spread or into new Dialog RSUs (based on the value of the Spread), and will maintain the same vesting schedules.
•	For employees with unvested Adesto RSUs and unvested Adesto PSUs, Dialog will either convert such RSUs and PSUs (i) to an amount in cash equal to the per share price for the transaction multiplied by the number of Adesto shares underlying such RSU or PSU, as applicable, or (ii) into new Dialog RSUs (based on the intrinsic value of the RSU or PSU, as applicable), and will maintain the same vesting schedules (except that, for PSUs, future performance-based vesting conditions will no longer apply and vesting will be based solely upon continued service).

Given that we are in the midst of the Adesto merit review process, will planned increases/promotions etc. move forward as planned?

•	Yes, we have processed the merit review recommendations and your manager will discuss any compensation changes with you during the next two weeks.

What will happen to the Adesto ESPP?

•	The current offering period will continue and your purchase right will be automatically exercised no later than three days prior to the close.
•	No new offering periods will start now that we have signed the merger agreement, no increases to payroll deductions can be made to any previous elections, and no new participants may begin participating in the ESPP.

Will Adesto employees be able to participate in a Dialog stock plan?

•	Dialog does not have an ESPP; however, they do have other attractive benefits.

What will happen to my bonus compensation plan?

•	Dialog expects your bonus compensation plan to continue as planned for 2020 and you will be measured against agreed MBOs.

What does the $20 million of synergies mean in the Dialog press release?

•	There are a number of savings that can be achieved when you combine two public companies. For example, we won’t have Board of Director and other public company costs. Cost savings will also be realized with the consolidation of the supply chain and discounts that can be gained from an ability to buy more products.

Are there any organization changes contemplated as a result of this acquisition? What about the Adesto brand?

•	This is being reviewed by Dialog as part of integration planning. After the acquisition closes, Dialog management will inform employees of its plans as necessary.

What will happen to Adesto’s headquarters and facilities? Will employees need to relocate?

•	This is being reviewed by Dialog as part of integration planning. After the acquisition closes, the Dialog management will inform employees of its plans as necessary.

What will happen to leadership?

•	There is still a way to go and leadership will work closely with the Dialog leadership toward successful integration.

How soon can Adesto employees interact with Dialog employees?

•	Until the deal is completed, discussions between each company’s team members will be directed through the Integration Team.
•	We must not share sensitive and confidential information with anyone at Dialog, including joint sales calls, discussions of pricing, costs, margins, terms, or customer or vendor strategy, or coordinate on sales or marketing.
•	Do not reach out to anyone at Dialog unless you are specifically instructed to do so by the Integration Team.
•	Until the transaction closes, we must continue to work on our projects independently from Dialog as per the usual course of business and deliver on our commitments.

What does this mean for customers? What should I tell customers about this transaction?

•	A letter will be sent from the Adesto executive team later this week to our customers and partners. If someone contacts you with questions, just reference the letter and other available publicly filed materials.
•	The transaction will be positive for customers as they will have access to more products and innovative integrated solutions.
•	The combined company will have increased scale to support customers across the globe.

If I have additional questions, who should I contact?

•	While we may not have specific answers to all your questions, feel free to raise questions between now and close with your managers or with a member of the HR team.

What should I do if I receive questions from the media or investors?

•	Please do not speak to the media or investors about the transaction.
•	Forward all media queries to jen.bernier@adestotech.com
•	Forward all investor queries to sheltonir@sheltongroup.com

Forward-Looking Statements

This communication contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, that involve risks and uncertainties. In some cases, you can identify these forward-looking statements by the use of terms such as “expect,” “will,” “continue,” or similar expressions, and variations or negatives of these words, but the absence of these words does not mean that a statement is not forward-looking. All statements other than statements of historical fact are statements that could be deemed forward-looking statements, including, but not limited to: any statements regarding the expected timing of the completion of the transaction and the benefits of the transaction; the ability of Dialog Semiconductor plc, a company incorporated in England and Wales (“Parent”) and the Adesto Technologies Corporation, a Delaware corporation (the “Company”) to complete the proposed transaction considering the various conditions to the transaction, some of which are outside the parties’ control, including those conditions related to regulatory approvals; any other statements of expectation or belief; and any statements of assumptions underlying any of the foregoing. These forward-looking statements are inherently uncertain, and are based on information available to the Company as of the date hereof and current expectations, forecasts, estimates, and assumptions. A number of important factors and uncertainties could cause actual results or events to differ materially from those described in these forward-looking statements, including without limitation: the failure to satisfy or waive any of the conditions to the consummation of the proposed transaction, including the adoption of the Agreement and Plan of Merger by and between the Company, Parent and Azara Acquisition Corp., a Delaware corporation and a wholly owned direct or indirect subsidiary of Parent (such agreement, the “Merger Agreement”) by the Company’s stockholders and the receipt of certain governmental and regulatory approvals; matters arising in connection with the parties’ efforts to comply with and satisfy applicable regulatory approvals and closing conditions relating to the proposed transaction; the risk that the proposed transaction does not close when anticipated or at all; the effects of disruption from the transactions contemplated by the Merger Agreement on the Company’s or Parent’s business and the fact that the announcement and pendency of the transaction may make it more difficult to establish or maintain relationships with employees, suppliers and other business partners; the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement; the outcome of any legal proceedings that may be instituted against the Company related to the Merger Agreement or the proposed transaction; unexpected costs, charges or expenses resulting from the proposed transaction; the occurrence of a Material Adverse Effect (as defined in the Merger Agreement); and other risks that are described in the reports of the Company filed with the Securities and Exchange Commission (the “SEC”), including but not limited to the risks described in the Company’s Annual Report on Form 10-K for its fiscal year ended December 31, 2018, which was filed with the SEC on March 18, 2019, and the Company’s Quarterly Reports on Form 10-Q, and that are otherwise described or updated from time to time in other filings with the SEC. All forward-looking statements attributable to the Company, or persons acting on the Company’s behalf, are expressly qualified in their entirety by this cautionary statement. Further, the Company disclaims any obligation to update the information in this communication or to announce publicly the results of any revisions to any of the forward-looking statements to reflect future events or developments, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

Additional Information and Where to Find It

In connection with the proposed acquisition, the Company will file relevant materials with the SEC, including a preliminary and definitive proxy statement. Promptly after filing the definitive proxy statement, the Company will mail the definitive proxy statement and a proxy card to the stockholders of the Company. THE COMPANY’S STOCKHOLDERS ARE URGED TO READ THE DEFINITIVE PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO) CAREFULLY WHEN IT BECOMES AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION BECAUSE IT WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTION AND THE PARTIES TO THE PROPOSED TRANSACTION. Stockholders of the Company will be able to obtain a free copy of these documents, when they become available, at the website maintained by the SEC at www.sec.gov or free of charge at www.adestotech.com.

Additionally, the Company will file other relevant materials in connection with the proposed acquisition of the Company by Parent pursuant to the terms of the Merger Agreement. The Company and its directors, executive officers and other members of its management and employees, under SEC rules, may be deemed to be participants in the solicitation of proxies of the Company stockholders in connection with the proposed acquisition. Stockholders of the Company may obtain more detailed information regarding the names, affiliations and interests of certain of the Company’s executive officers and directors in the solicitation by reading the Company’s most recent Annual Report on Form 10-K, and the proxy statement for the Company’s 2019 annual meeting of stockholders, which was filed with the SEC on April 30, 2019. These documents are available free of charge at the SEC’s web site at www.sec.gov or by going to the Company’s Investor Relations Website at www.adestotech.com. Information concerning the interests of the Company’s participants in the solicitation, which may, in some cases, be different than those of the Company’s stockholders generally, will be set forth in the definitive proxy statement relating to the proposed transaction when it becomes available.